Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Armco Metals Holdings, Inc.

(Formerly China Armco Metals, Inc.)

We hereby consent to the incorporation by reference by Armco Metals Holdings, Inc. (formerly China Armco Metals, Inc.) (the “Company”) in Amendment No. 1 to the Registration Statement in Form S-1 of our report dated March 29, 2013 on the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/Li and Company, PC

Li and Company, PC

Skillman, New Jersey

January 29, 2014